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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934


                       Date of Report - January 2, 2001
              Date of earliest event reported - December 27, 2000



                         FULTON FINANCIAL CORPORATION
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            (Exact Name of Registrant as specified in its charter)


           Pennsylvania                0-10587                23-2195389
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(State or other jurisdiction      (Commission File          (IRS Employer
      of incorporation)                Number)           Identification Number)


  One Penn Square, P.O. Box 4887, Lancaster, PA                     17604
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   (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:             (717) 291-2411
                                                              ------------------
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Item 5. Other Events
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        (a) On December 27, 2000, Fulton Financial Corporation ("FFC") and
Drovers Bancshares Corporation ("DBC") entered into an Agreement (the "Agreement"), under the terms of which: (i) DBC will be merged with and into FFC (the "Merger"); and (ii) all of the outstanding shares of the common stock of DBC, no par value ("DBC Common Stock"), will be converted into shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock"). FFC has total assets of approximately $6.5 billion, and DBC has total assets of approximately $755 million.

        Under the terms of the Agreement, shares of DBC Common Stock will be exchanged for shares of FFC Common Stock on the effective date of the Merger based on a conversion ratio of 1.24 shares of FFC Common Stock for each share of DBC Common Stock outstanding. There are 5,076,703 shares of DBC Common Stock and options to acquire 266,047 shares outstanding. Each holder of an option to acquire DBC Common Stock which is outstanding on the effective date of the acquisition is to receive an option to acquire shares of FFC Common Stock, with the number of shares subject to such option and the exercise price adjusted to take the conversion ratio into consideration. By separate Warrant Agreement and Warrant, FFC has the right to acquire 1,250,000 shares of DBC Common Stock under certain conditions.

        DBC Common Stock is traded on NASDAQ National Market under the symbol "DROV" The closing bid price for DBC Common Stock on NASDAQ was $19.75 on December 26, 2000 (the day prior to the public announcement of the Merger). The closing price for FFC Common Stock on the NASDAQ was $22.94 on December 26, 2000.

        Consummation of the Agreement is subject to various conditions, including, among others, (i) the approval of the Merger by the Federal Reserve Board and the Pennsylvania Department of Banking; (ii) the approval of the Merger by the shareholders of DBC; and (iii) the absence of any material adverse change in the financial condition or operating results of DBC. DBC and FFC have the right to terminate the Agreement based on a decline or an increase, respectively, in the market value of FFC's Common Stock. Specifically, DBC has the right to terminate the Agreement if the Closing Market Price of FFC's Common Stock (defined as the average of the per share closing bid and asked prices for FFC Common Stock for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before closing) is less than $19.50 (subject to FFC's option to appropriately increase the conversion ratio). FFC has the right to terminate the Agreement if the Closing Market Price is greater than $26.38 (subject to DBC's option to appropriately reduce the conversion ratio).

        Assuming that all conditions are satisfied without unexpected delay, it is anticipated that the effective date of the Merger will occur in the third quarter of 2001. It is also anticipated that the transaction will be accounted for as a pooling of interests for financial reporting purposes.
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        Pursuant to General Instruction F to Form 8-K, the Press Release dated
December 27, 2000 announcing execution of the Agreement attached to this Current Report as Exhibit 1 is hereby incorporated herein by reference.
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Item 7. Financial Statement and Exhibits.
        --------------------------------

        The following exhibits are attached to this Current Report.

        99.1 Press Release dated December 27, 2000.

        99.2 Agreement and Plan of Merger between Fulton Financial Corporation and Drovers Bancshares Corporation dated as of December 27, 2000.

        99.3 Warrant Agreement between Fulton Financial Corporation and Drovers Bancshares Corporation dated as of December 27, 2000.

        99.4 Warrant dated as of December 27, 2000.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Fulton Financial Corporation has caused this Report to be signed on its behalf by the undersigned hereunto fully authorized.


                                 FULTON FINANCIAL CORPORATION


                                 By:  /s/ Charles J. Nugent
                                      ------------------------------------------
                                      Charles J. Nugent
                                      Senior Executive Vice President and Chief
                                      Financial Officer

Date: January 2, 2001
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                                 EXHIBIT INDEX

                                                                  Page Number
                                                                  in Manually
                                                                Signed Original
                                                                ---------------

        99.1 Press Release dated December 27, 2000

        99.2 Agreement and Plan of Merger dated December 27, 2000 between Fulton Financial Corporation and Drovers
             Bancshares Corporation

        99.3 Warrant Agreement dated December 27, 2000 between
             Fulton Financial Corporation and Drovers Bancshares
             Corporation

        99.4 Warrant dated December 27, 2000